Exhibit 4.2

Execution Version

SOUTHWESTERN ENERGY COMPANY

as Issuer

the Security Guarantors named herein

$350,000,000 8.375% SENIOR NOTES DUE 2028

FOURTH

SUPPLEMENTAL

INDENTURE

Dated as of August 27, 2020

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

EXHIBIT A: Form of Note

i

FOURTH SUPPLEMENTAL INDENTURE dated as of August 27, 2020 (this “Fourth Supplemental Indenture”) among SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), the Security Guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of September 25, 2017 (the “Base Indenture”), with U.S. Bank National Association, as trustee;

WHEREAS, the Base Indenture, as supplemented by this Fourth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Base Indenture, a new series of Securities may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Base Indenture and the form and terms of such series may be established by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Indenture a new series of Securities;

WHEREAS, the Security Guarantors party hereto have determined that it is advisable and in their best interests to enter into this Fourth Supplemental Indenture in order to provide Security Guarantees with respect to the Notes;

WHEREAS, additional Securities of other series hereafter established, except as may be limited in the Base Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Base Indenture as at the time supplemented and modified; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 1.01    Establishment.

(a)    There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the 8.375% Senior Notes due 2028 (the “Notes”).

(b)    There are to be authenticated and delivered $350,000,000 principal amount of Notes on the date hereof, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of additional Notes as Additional Securities.

(c)    The Notes shall be issued initially in the form of one or more Global Securities, in substantially the form set out in Exhibit A hereto. The interest rate, interest payment dates, record dates and maturity date of the Notes shall be as set forth in such form, the terms of which are incorporated herein by reference. The Depositary with respect to the Notes shall be The Depository Trust Company.

(d)    Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e)    If and to the extent that the provisions of the Base Indenture are duplicative of, or in contradiction with, the provisions of this Fourth Supplemental Indenture, the provisions of this Fourth Supplemental Indenture shall govern.

ARTICLE II

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01    Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture. The following are additional definitions used in this Fourth Supplemental Indenture and shall, with respect to the Notes, replace any inconsistent definitions in the Base Indenture:

“ACNTA” means (without duplication), as of the date of determination:

(a)    the sum of:

(i)    discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or audited by independent petroleum engineers as to at least 80% of the value of the reserves covered thereby, provided, however, that in lieu of using commodities prices and costs determined under SEC guidelines in such reserve report and for all purposes of this definition, such discounted future net revenue shall be adjusted using NYMEX prices after giving further effect to commodity derivatives contracts in effect on the date of determination and estimates of costs in light of prevailing market conditions in effect as of the date of determination, in each case as determined in good faith by the Company, as increased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes of:

(A)    estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(B)    estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year-end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above), in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (except utilizing commodities prices and costs as set forth above) before any state or federal income taxes, and as decreased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes attributable to:

(C)    estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) produced or disposed of since the date of such year-end reserve report, and

(D)    reductions in the estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs as set forth above) before any state or federal income taxes;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D) above, such increases and decreases shall be as estimated in good faith by the Company;

(ii)    the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(iii)    the Net Working Capital, excluding unrealized gains and losses related to unsettled derivatives, on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(iv)    the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Subsidiaries (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b)    to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i)    minority interests;

(ii)    any net gas or other balancing liabilities of the Company and its Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(iii)    the discounted future net revenue, calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs set forth above) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(iv)    the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to Dollar Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (except utilizing the commodities prices and costs set forth above), would be necessary to satisfy fully the obligations of the Company and its Subsidiaries with respect to Dollar Denominated Production Payments on the schedules specified with respect thereto.

For the avoidance of doubt, references in this definition to “oil and natural gas reserves” shall include any reserves attributable to natural gas liquids and other hydrocarbons.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, or any tender or surrender of, beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear and Clearstream Luxembourg that apply to such transfer, exchange, tender or surrender.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Finance Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Finance Lease Obligation.”

“Borrowing Base” means, with respect to borrowings under the Credit Agreement and any amendment to and/or modification or replacement thereof in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the Oil and Gas Properties and other assets of the Company and its subsidiaries against which such lenders are prepared to provide loans, letters of credit or other indebtedness to the Company and its subsidiaries under the Credit Agreement, using customary practices and standards for determining reserve-based loans and which are generally applied to borrowers in the Oil and Gas Business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for by the Credit Agreement, and which is based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of the Company and its subsidiaries.

“Change of Control Event” means the occurrence of either of the following:

(1)    if the Notes do not have an Investment Grade Rating from both of the Ratings Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by both of the Ratings Agencies on any date during the Trigger Period; or

(2)    if the Notes have an Investment Grade Rating from both of the Ratings Agencies on the first day of the Trigger Period, the Notes cease to have an Investment Grade Rating by both of the Ratings Agencies on any date during the Trigger Period;

provided, however, that for so long as any of the Company’s Existing Senior Notes are outstanding, if the Company is required to offer to purchase any such Existing Senior Notes as a result of the occurrence of a Change of Control (as defined in such Existing Senior Notes), then the occurrence of such Change of Control shall constitute a Change of Control Event. For purposes of the foregoing, “Existing Senior Notes” means the Company’s 4.10% Senior Notes due 2022, the Company’s 4.95% Senior Notes due 2025, the Company’s 7.50% Senior Notes due 2026 and the Company’s 7.75% Senior Notes due 2027.

If a Ratings Agency is not providing a rating for the Notes at the commencement of the Trigger Period, a Change of Control Event shall be deemed to have occurred with respect to such Ratings Agency as a result of the related Change of Control. Notwithstanding the foregoing, no Change of Control Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Change of Control Notice” means notice of a Change of Control Offer made pursuant to Section 5.04, which shall be mailed first-class, postage prepaid, to each record Holder of Notes as shown on the Note Register within 30 days following a Change of Control Event, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer and shall state:

(1)    that a Change of Control Event has occurred and that pursuant to Section 5.04, such Holder has the right to require the Company to repurchase all or any part of such Holder’s Notes for the Change of Control Payment;

(2)    the Change of Control Payment Date;

(3)    that any Notes or portions thereof not properly tendered will remain outstanding and continue to accrue interest;

(4)    that, unless the Company defaults in the payment of the Change of Control Payment with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date;

(5)    that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender such Notes (in accordance with the Applicable Procedures, if in global form), with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the Change of Control Notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(6)    that any Holder shall be entitled to withdraw its tendered Notes or portions thereof and such election to require the Company to purchase such Notes or portions thereof, provided that the Paying Agent receives, not later than the close of business on the Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing such tendered Notes and such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer;

(7)    that Holders electing to have their Notes purchased pursuant to a Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount of the portion of Notes tendered must be equal to $2,000 or an integral multiple of $1,000 thereafter;

(8)     that if the Company is redeeming less than all of the Notes, that any Holder of Notes whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal in principal amount to $2,000 or an integral multiple of $1,000 thereafter; and

(9)    the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes or any portion thereof purchased.

“Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case with one or more reserve-based borrowing base credit facilities with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Company’s senior credit facility), indentures or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for debt financing, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, letters of credit issued in the ordinary course of its business or other signature guarantees made by a Subsidiary in the ordinary course of its business. The term “guarantee” used as a verb has a corresponding meaning.

“hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Merger” means the merger of Montage Resources Corporation, a Delaware corporation, with and into the Company, with the Company being the surviving entity pursuant to that certain Agreement and Plan of Merger by and between the Company and Montage Resources Corporation dated as of August 12, 2020, as it may be amended, supplemented or modified from time to time.

“Net Working Capital” means:

(a)    all current assets of the Company and its Subsidiaries, minus

(b)    all current liabilities of the Company and its Subsidiaries, except current liabilities included in Indebtedness; in each case determined in accordance with GAAP.

“NYMEX prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a five year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the New York Mercantile Exchange (or its successor) as of a date within 30 days of the date of determination and (ii) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Oil and Gas Business” means (i) the acquisition, exploration, exploitation, development, production, treatment, operation, servicing, processing, refining and disposition of interests in oil, gas and other hydrocarbon properties (including the acquisition of properties and interests therein the Company in its reasonable judgment deems necessary or appropriate for the activities described in the foregoing), (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or exploitation, development, production, treatment, operation, servicing, processing, refining, storage, transportation or marketing of oil, natural gas and other hydrocarbon product and other minerals and products produced in association therewith and (iv) any activity that is ancillary or incidental to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interest therein, owned by such Person or any of its subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Ordinary Course Liens” means any:

(1)    Lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(2)    Lien created by any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of business and covering only the assets so leased;

(3)    Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(4)    Lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(5)    oil, gas or mineral leases arising in the ordinary course of business where the Lien arises from the rights of lessors;

(6)    customary initial deposits and margin deposits and any similar Lien attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business;

(7)    Liens on cash and cash equivalents in favor of, and letters of credit issued for the benefit of, counterparties to Swap Agreements securing obligations under such Swap Agreements;

(8)    Lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(9)    Liens which may be attached to undeveloped real estate not containing oil or gas reserves presently owned by the Company in the ordinary course of the Company’s real estate, sales, development and rental activities;

(10)    Lien in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, any Lien to secure indebtedness of pollution control or industrial revenue bond type; and

(11)    Lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Company or any Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Company or any Subsidiary of the Company.

“Permitted Lien” means any Lien incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, Liens on Principal Property:

(1)    upon any Principal Property (including any related contract rights) existing at the time of acquisition thereof by the Company or any of its Subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such Lien is not incurred in contemplation of such acquisition);

(2)    securing indebtedness under Credit Facilities of any Subsidiary of the Company provided that the aggregate principal amount of any indebtedness under such Credit Facilities shall not exceed $500.0 million at any time outstanding;

(3)    upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by the Company or any of its Subsidiaries (including, but not limited to, any Lien to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of this Fourth Supplemental Indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of Liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the Lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(4)    securing indebtedness owing by any of the Company’s Subsidiaries to the Company or to other Subsidiaries;

(5)    arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(6)    for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any Lien referred to in the foregoing subsections (1), or (3) above or this subsection (6) of this definition of “Permitted Liens”; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the Lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(7)    any Ordinary Course Lien arising, but only so long as continuing, in the ordinary course of the Company’s business or the business of the Company’s Subsidiaries.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction:

(i)    between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries; or

(ii)    for which, at the time the transaction is entered into, the term of the related lease to the Company or its Subsidiary of the property sold pursuant to such transaction is three years or less.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“Security Guarantors” means the Subsidiaries of the Company executing this Fourth Supplemental Indenture and any other Subsidiary of the Company that becomes a Security Guarantor in accordance with the provisions of the Indenture, in each case until the Security Guarantee of such Subsidiary has been released in accordance with the Indenture.

“Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

Section 2.02    Other Definitions.

Term	Defined in Section
“Base Indenture”	Recitals
“Change of Control Offer”	5.04(a)
“Change of Control Payment”	5.04(a)
“Company”	Preamble
“Fourth Supplemental Indenture”	Preamble
“Indenture”	Recitals
“Notes”	1.01(a)
“Outside Date”	4.02(a)
“Special Mandatory Redemption Date”	4.02(b)
“Special Mandatory Redemption Event”	4.02(a)
“Special Mandatory Redemption Notice Date”	4.02(b)
“Special Mandatory Redemption Price”	4.02(a)
“Successor Company”	6.01(a)
“Trustee”	Preamble

ARTICLE III

THE NOTES

Section 3.01    Form. The Notes shall be issued initially in the form of one or more Global Securities. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Fourth Supplemental Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

ARTICLE IV

REDEMPTION AND PREPAYMENT

Section 4.01    Optional Redemption.

(a)    The Company may redeem the Notes at its option as provided in Section 5 of the form of Note attached hereto as Exhibit A.

(b)    Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption. Notwithstanding anything to the contrary in Article V of the Base Indenture, if a condition specified with respect to a redemption is not satisfied or waived on or prior to the date fixed for such redemption, then upon written notice by the Company to the Trustee to the foregoing effect, such redemption shall not occur and the notice of redemption shall have no effect under the Indenture.

(c)    Notwithstanding Section 5.02(a) of the Base Indenture, the Company shall give or cause the Trustee (in the name and at the expense of the Company) to give notice of redemption to the Holders of Notes to be redeemed as a whole or in part by mailing notice of such redemption by first-class mail, postage prepaid, not less than 15 days nor more than 60 days prior to the date fixed for redemption, to each Holder of the Notes to be redeemed at their last addresses as they shall appear in the Security Register; provided, however, that redemption notices may be given more than 60 days prior to the date fixed for redemption if the notice is issued in connection with a defeasance of the Notes pursuant to Article VIII of the Base Indenture or a satisfaction and discharge of the Indenture.

(d)    Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption. Notwithstanding Section 5.02(b) of the Base Indenture, if less than all of the Notes are to be redeemed, the Trustee will select Notes for redemption as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not so listed, on a pro rata basis (subject to the procedures of the Depositary) or, to the extent a pro rata basis is not permitted, by lot or in such other manner as the Trustee shall deem to be fair and appropriate.

(e)    No Note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original note.

(f)    The provisions of Article V of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.

Section 4.02    Special Mandatory Redemption.

(a)    If (i) the Merger has not been completed on or prior to 11:59 p.m. (New York City time) on February 12, 2021 (the “Outside Date”), or (ii) prior to 11:59 p.m. (New York City time) on the Outside Date, (a) the Company has decided that it will not pursue the consummation of the Merger or (b) the Company has determined in its sole discretion that the consummation of the Merger cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the Outside Date (the earlier to occur of the events described in clauses (i) and (ii) of this sentence, a “Special Mandatory Redemption Event”), the Company will be required to redeem all of the outstanding Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest from the date of initial issuance of such Notes to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

(b)    Upon the occurrence of a Special Mandatory Redemption Event, the Company will promptly (but in no event later than three Business Days following such Special Mandatory Redemption Event) notify the Holders of such event (with an Officers’ Certificate certifying the occurrence of the Special Mandatory Redemption Event to be simultaneously delivered to the Trustee) (such date of notification to the Holders, the “Special Mandatory Redemption Notice Date”), that the Notes will be redeemed no later than five Business Days (and no sooner than two Business Days) after the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”). The notice provided on the Special Mandatory Redemption Notice Date shall notify each Holder in accordance with the applicable provisions of the Indenture that all of the outstanding Notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of the Notes. At or prior to 10:00 a.m., New York City time, on the Special Mandatory Redemption Date, the Company will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for all of the Notes to be redeemed and direct the Trustee to redeem the Notes on the Special Mandatory Redemption Date. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date and the Trustee shall cause the redemption of the Notes and the payment of the Special Mandatory Redemption Price in accordance with the directions provided by the Company to the Holders of the Notes.

(c)    Upon the consummation of the Merger, the foregoing provisions of this Section 4.02 will cease to apply.

(d)    The provisions of Article V of the Base Indenture in respect of the Notes shall apply to any Special Mandatory Redemption of the Notes except when such provisions conflict with the foregoing.

ARTICLE V

ADDITIONAL COVENANTS

The following covenants, in addition to the covenants set forth in Article III of the Base Indenture (other than Sections 3.07, 3.08 and 3.09, which are replaced with Sections 5.01, 5.02 and 5.04 below, respectively (and references in the Base Indenture to Sections 3.07, 3.08 and 3.09 shall be deemed to refer to Sections 5.01, 5.02 and 5.04 below, respectively)), shall apply to the Notes:

Section 5.01    Limitations on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee any indebtedness for borrowed money secured by a Lien on any (a) any Productive Property, (b) any Principal Transmission Facility or (c) any shares of stock of any Subsidiary (collectively (a), (b) and (c), “Principal Property”), if the sum, without duplication, of:

(x)    the aggregate principal amount of all Secured Debt of the Company and its Subsidiaries (other than Secured Debt secured by a Permitted Lien); and

(y)    all Attributable Debt of the Company or its Subsidiaries in respect of Sale and Leaseback Transactions involving any Principal Property (other than Permitted Sale and Leaseback Transactions),

exceeds the greatest of (i) $2.0 billion, (ii) 25% of the Company’s ACNTA at the time of incurrence and (iii) with respect to borrowings under the Credit Agreement, the Borrowing Base, unless the Company provides that the Notes will be secured equally and ratably with (or, at the Company’s option, prior to) such Secured Debt.

Section 5.02    Restriction of Sale-Leaseback Transactions. Neither the Company nor any of its Subsidiaries shall enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction involving any Principal Property, unless after giving effect thereto the sum of all Attributable Debt in respect of such Sale and Leaseback Transactions (other than Permitted Sale and Leaseback Transactions) does not exceed $250.0 million.

Section 5.03    Future Security Guarantors. If, after the date of this Fourth Supplemental Indenture, any of the Company’s Subsidiaries that is not a Security Guarantor guarantees, becomes a borrower or guarantor under, or grants any Lien to secure any obligations pursuant to, (i) the Credit Agreement or any future Credit Facility, or (ii) any other indebtedness for money borrowed in excess of $500.0 million, then the Company shall cause such Subsidiary to become a Security Guarantor by executing a supplement to the Indenture and delivering such supplement to the Trustee promptly (but in any event, within ten Business Days of the date on which it guaranteed or incurred such obligations or granted such Lien, as the case may be) in accordance with Article X of the Base Indenture.

Section 5.04    Offer to Repurchase Upon Change of Control Event.

(a)    If a Change of Control Event occurs with respect to the Notes, each Holder of such Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of such Holder’s Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of such Holder’s Notes, plus accrued and unpaid interest, if any, up to but excluding the date of purchase (the “Change of Control Payment”), subject to the right of Holders on a Regular Record Date to receive interest on the relevant Interest Payment Date as described in Section 5.04(c) below. Within 30 days following a Change of Control Event, if the Company has not (prior to the Change of Control Event) sent a redemption notice for all of the Notes in connection with an optional redemption permitted by Article IV of this Fourth Supplemental Indenture, the Company shall mail a Change of Control Notice (the “Change of Control Offer”) to each Holder of such Notes, with a copy to the Trustee. On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes (of at least $2,000 or an integral multiple of $1,000 thereafter) properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not properly withdrawn; and

(3)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(b)    The Paying Agent shall promptly mail to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry, or, if such Notes are in global form, make such payments through the facilities of the Depositary) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any Note so accepted for payment shall cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment.

(c)    If the Change of Control Payment Date is on or after a Regular Record Date for the payment of interest and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name the relevant Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(d)    The provisions described in this Section 5.04 shall be applicable to any Change of Control Event whether or not any other provisions of the Indenture are applicable.

(e)    The Company shall not be required to make a Change of Control Offer upon a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer.

(f)    The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes in connection with a Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, or compliance with the Change of Control Event provisions of the Indenture would constitute a violation of any such laws or regulations, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue of its compliance with such securities laws or regulations.

ARTICLE VI

CONSOLIDATION, MERGER OR SALE OF ASSETS

With respect to the Notes, the provisions of this Article VI shall replace and preempt the provisions of Article IV of the Base Indenture in their entirety.

Section 6.01    Consolidation and Mergers of the Company. The Company shall not consolidate with or merge into any other Person or sell, lease, convey or transfer all or substantially all of its assets (determined on a consolidated basis) to any Person, unless:

(a)    either (i) in the case of a consolidation or merger, the Company shall be the continuing or surviving Person or (ii) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the assets of the Company substantially as an entirety (the “Successor Company”) shall be a Person formed, organized or existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and interest, if any, on all the Securities and the performance or observance of every covenant of the Indenture of the part of the Company to be performed or observed;

(b)    immediately after giving effect to such transaction, no Event of Default, and no Default, shall have happened and be continuing; and

(c)    the Company or the Successor Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, sale, lease, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.02    Successor Company Substituted. Upon any such consolidation, merger, sale, conveyance or transfer in accordance with Section 6.01 hereof, the Successor Company shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance, transfer or other disposition, the provisions of the Indenture referring to the “Company” shall instead refer to the Successor Company and not to Southwestern Energy Company), and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein, and, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the Indenture and the Securities.

In case of any such consolidation, merger, sale, lease, conveyance or transfer, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

Section 6.03    Consolidation, Merger or Sale of Assets by a Security Guarantor. (a) In the event there are Security Guarantors, no Security Guarantor may:

(1)    consolidate with or merge with or into any Person, or

(2)    sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

(3)    permit any Person to merge with or into the Security Guarantor unless

(i)    the other Person is the Company or any Subsidiary that is a Security Guarantor or becomes a Security Guarantor concurrently with the transaction; or

(ii)    (1) either (x) the Security Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Security Guarantor to guarantee the Notes; and

(2)    immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii)    the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Security Guarantor or the sale or disposition of all or substantially all the assets of the Security Guarantor (in each case other than to the Company or a Security Guarantor) otherwise permitted by the Indenture.

Section 6.04    Opinion of Counsel to Trustee. The Trustee, subject to the provisions of Sections 7.01 and 7.02 of the Base Indenture, may receive an Opinion of Counsel as conclusive evidence that any such consolidation, merger, conveyance, sale, transfer, lease, exchange or other disposition complies with the applicable provisions of the Indenture.

ARTICLE VII

SECURITY GUARANTEES

Section 7.01    Security Guarantees. The Security Guarantors hereby fully, unconditionally and absolutely guarantee on a senior, unsecured basis the Company’s Obligations under the Notes and the Indenture in accordance with Article XI of the Base Indenture, except as set forth below in Section 7.02. Each Security Guarantor hereby agrees that its Security Guarantee set forth herein and in Article XI of the Base Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Security Guarantee on the Notes. The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Security Guarantee set forth in the Indenture on behalf of the Security Guarantors.

Section 7.02    Release of Guarantees. With respect to the Notes, the provisions of this Article VII shall replace and preempt the provisions of Section 11.03(b) of the Base Indenture in their entirety. If no Default or Event of Default has occurred and is continuing, a Security Guarantor shall be released and relieved of its obligations under its Security Guarantee: (i) in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of the Company’s direct or indirect limited partnership, limited liability company or other equity interests in, such Security Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company; (ii) upon the merger of such Security Guarantor into the Company or any other Security Guarantor or the liquidation or dissolution of such Security Guarantor; (iii) upon Legal Defeasance or Covenant Defeasance or upon satisfaction and discharge of the Indenture under Section 9.01; or (iv) upon delivery of written notice to the Trustee of the release of all guarantees or other obligations of such Security Guarantor under the Credit Agreement or any future credit facility or term loan or other Indebtedness such that the Subsidiary would not be required to be a Security Guarantor under Section 5.03 of this Fourth Supplemental Indenture. If, at any time following any release of a Security Guarantor from its initial Guarantee of the Notes pursuant to clause (iv) in the preceding sentence, the Security Guarantor again incurs obligations under the Credit Agreement or any future credit facility or term loan or other Indebtedness such that the Subsidiary would be required to be a Security Guarantor under Section 5.03 of this Fourth Supplemental Indenture, then the Company shall cause such Security Guarantor to again guarantee the Notes in accordance with the Indenture.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Applicability; Additional Event of Default. The provisions of Article VI of the Base Indenture shall apply with respect to the Notes, except that Section 6.01(b) of the Base Indenture shall not be applicable with respect to the Notes. In addition to the Events of Default specified in Section 6.01(a) of the Base Indenture, the failure to consummate the Special Mandatory Redemption, to the extent required, under Section 4.02 hereof shall also be an Event of Default.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Integral Part. This Fourth Supplemental Indenture constitutes an integral part of the Indenture.

Section 9.02    Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 9.03    Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Fourth Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Fourth Supplemental

Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Fourth Supplemental Indenture or any document to be signed in connection with this Fourth Supplemental Indenture shall be deemed to include electronic signatures (except with respect to the authentication of the Notes by the Trustee or an Authenticating Agent), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 9.04    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Fourth Supplemental Indenture or fully and with like effect as if set forth in full herein.

Section 9.05    Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the day and year first above written.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Julian M. Bott
Name:	Julian M. Bott
Title:	Executive Vice President and Chief Financial Officer

A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES COMPANY, LLC
SWN PRODUCER SERVICES, LLC
SWN PRODUCTION COMPANY, LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC

By:	/s/ Julian M. Bott
Name:	Julian M. Bott
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Alejandro Hoyos
Name:	Alejandro Hoyos
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

[Include the following legend for Global Securities only:

“THIS IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”]

FORM OF FACE OF NOTE

Southwestern Energy Company

8.375% Senior Notes due 2028

No. [ ]	Principal Amount $[ ]

as revised by the Schedule of Increases and Decreases

in Global Security attached hereto

CUSIP NO.

Southwestern Energy Company, a Delaware corporation, promises to pay to [                    ], or registered assigns, the principal sum of [                    ] Dollars as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on September 15, 2028.

Interest Payment Dates:	March 15 and September 15

Regular Record Dates:	Close of business on the immediately preceding March 1 or September 1, as applicable.

Additional provisions of this Note are set forth on the other side of this Note.

SOUTHWESTERN ENERGY COMPANY, the Company

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

U.S. Bank National Association,

as Trustee, certifies

that this is one of

the Securities of the series

designated therein referred

to in the within mentioned Indenture.

By:
Authorized Signatory

Dated:

FORM OF REVERSE SIDE OF NOTE

Southwestern Energy Company

8.375% Senior Notes due 2028

1.	Interest

Southwestern Energy Company, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rate of 8.375% per annum.

The Company will pay interest semiannually in arrears on each Interest Payment Date, commencing March 15, 2021. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from August 27, 2020. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful and, to the extent such payments are lawful, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the same rate as the rate shown on this Note, in each case as provided in the Indenture.

2.	Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Regular Record Date and on or before the relevant Interest Payment Date, except as provided in Section 2.13 of the Base Indenture (as defined below) with respect to Defaulted Interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Security (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof as set forth in the Note Register; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $5,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association (the “Trustee”), will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-Registrar without notice to any Holder.

4.	Indenture

The Company issued the Notes as part of a series of Securities designated the 8.375% Senior Notes due 2028 (the “Notes”) under an Indenture, dated as of September 25, 2017, between the Company, and the Trustee (the “Base Indenture”) as supplemented by the Fourth Supplemental Indenture, dated as of August 27, 2020, among the Company, the Security Guarantors party thereto and the Trustee (the “Fourth Supplemental Indenture” and, with the Base Indenture as so supplemented, the “Indenture”). The Notes are guaranteed by the Security Guarantors as provided in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

The Notes are general unsecured obligations of the Company. Subject to the conditions set forth in the Indenture, the Company may issue additional Notes as Additional Securities. All Notes shall be treated as one class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to: incur Liens; enter into Sale and Leaseback Transactions; or consolidate or merge or transfer or convey all or substantially all of the Company’s assets.

5.	Optional Redemption

On or after September 15, 2023, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on September 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date:

Year	Percentage
2023	104.188%
2024	102.792%
2025	101.396%
2026 and thereafter	100.000%

At any time prior to September 15, 2023, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus the relevant Applicable Premium, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

“Applicable Premium” means, with respect to any Note at any Redemption Date, the greater of:

(1)    1.0% of the principal amount of the Note; or

(2)    the excess of:

(a)    the present value at such Redemption Date of the Redemption Price of the Note at September 15, 2023 (such Redemption Price being set forth in the table above) plus (y) all required interest payments due on the Note through September 15, 2023 (in each case excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the applicable Treasury Rate as of such Redemption Date plus 50 basis points discounted to the Redemption Date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months); over

(b)    the principal amount of the Note.

“Treasury Rate” means, in respect of any Redemption Date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 15, 2023; provided, however, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date, file with the Trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail; provided that the Trustee shall not be responsible for any such calculation.

If the optional redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date.

Any optional redemption of Notes will be made in accordance with Section 4.01 of the Fourth Supplemental Indenture. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to the Indenture. No Note of $2,000 or less in principal amount will be redeemed in part.

6.	Special Mandatory Redemption

If a Special Mandatory Redemption Event occurs, the Company shall redeem all of the Outstanding Notes on the Special Mandatory Redemption Date in accordance with the provisions of Section 4.02 of the Fourth Supplemental Indenture.

7.	Repurchase Provisions

Upon the occurrence of a Change of Control Event, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of such Holder’s Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of such Holder’s Notes, plus accrued and unpaid interest, if any, up to but excluding the date of purchase pursuant to the terms and conditions specified in the Indenture. Within 30 days following any Change of Control Event, if the Company has not (prior to the Change of Control Event) sent a redemption notice for all the Notes in connection with an optional redemption permitted by Section 4.01 of the Fourth Supplemental Indenture or as otherwise provided under the Indenture, the Company shall make a Change of Control Offer pursuant to a Change of Control Notice. As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the Change of Control Notice is mailed, other than as may be required by applicable law.

8.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $2,000 and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes at the Registrar in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for repurchase or redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be repurchased or redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be repurchased or redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an Interest Payment Date and ending on such Interest Payment Date.

9.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money will be deemed general creditors of the Company with respect to the money and must look only to the Company and not to the Trustee for payment.

11.	Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, comply with Article IV of the Base Indenture, provide for uncertificated Notes in addition to or in place of certificated Notes, add guarantees with respect to the Notes or to secure the Notes, add additional covenants or surrender rights and powers conferred on the Company, comply with any requirement of the SEC in connection with qualifying the Indenture under the TIA, make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder, add additional Events of Default, provide evidence for the acceptance of appointment by a successor Trustee, and to modify provisions in the Indenture therefor, establish the form or terms of Securities of any series, make any change necessary to make the Indenture, the Securities of any series or the Security Guarantee relating to any series of Securities, as applicable, consistent with the description of the Securities in the prospectus or any related prospectus supplement relating to such Securities, correct or supplement any provision of the Indenture that may be inconsistent with any other provision of the Indenture so long as such action shall not adversely affect the interests of any Holder, change or eliminate any of the provisions of the Indenture; provided, that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of any such provision.

13.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest, if any, on the Notes) if it determines that withholding notice is in their interest.

14.	Trustee Dealings with the Company and the Security Guarantors

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company, the Security Guarantors or their Affiliates and may otherwise deal with the Company, the Security Guarantors or their Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Security Guarantor shall not have any liability for any obligations of the Company under the Notes, the Indenture or any Security Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18.	CUSIP, ISIN or Other Similar Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP, ISIN or other similar numbers to be printed on the Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders.

No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to: Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to (Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number) and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.04 of the Fourth Supplemental Indenture, check the box below:

☐    Section 5.04

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.04 of the Fourth Supplemental Indenture, state the principal amount (which must be $2,000 or an integral multiple of $1,000 thereafter) that you want to have purchased by the Company: $

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.